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                                                                    Exhibit 99.1

Global Crossing to Acquire Global Marine Subsidiary of Cable & Wireless

-- Global Crossing fiber optic network combines with Global Marine's premier submarine services group to create unprecedented new packages of maintenance, restoration, and global transmission for worldwide carriers.

-- William B. Carter, Jr., former President and CEO of AT&T Submarine Systems, to be named Chairman of Global Marine.

-- Global Crossing to contract with Global Marine for $80-100 million per year in new worldwide undersea services.

-- World's leading undersea cable installation and maintenance company services more than a third of all undersea cable worldwide.

HAMILTON, Bermuda, April 25 /PRNewswire/ -- Global Crossing Ltd. (Nasdaq: GBLX - news), the owner and operator of the world's most advanced global IP-based fiber optic network, today announced a definitive agreement to acquire the Global Marine business of Cable & Wireless plc in a transaction valued at 550 million pounds (approximately $885 million), consisting of a combination of cash and assumed indebtedness. Global Marine is expected to generate cash flow approaching $100 million in the current fiscal year. The acquisition gives Global Crossing a unique asset at a time of rapid growth in the $10 billion market for undersea cable deployment driven by exploding international demand for data, voice, video and Internet connectivity.

Global Marine currently provides services, including maintenance under a number of long-term contracts, to cables built by more than 100 carriers such as AT&T, NTT, Deutsche Telekom, MCI Worldcom, British Telecom, Telefonica, Singapore Telecom and others, as well as submarine cable contractors such as Tyco, Alcatel and KDD.

Global Marine is the world's largest and most advanced undersea cable installation and maintenance company with a fleet of 13 cable ships (33 percent of the world's total), 21 submersible vehicles and 1,200 employees now servicing more than 35 percent of the world's undersea cable miles. Global Marine, which today operates in the Atlantic, the Pacific, and around the world, traces its origins to 1850 when it laid the first telegraph cable between England and France.

William B. Carter, Jr., President of Global Crossing Development Company and former President and CEO of AT&T's Submarine Systems division, will serve as Chairman of Global Marine, which will operate as an independent division of Global Crossing. Carter, in his 30-year career, has overseen the construction of many of the world's undersea cables. Dave Foot, currently Chief Executive Officer of Global Marine, will continue in that position.
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"We are acquiring the world's largest and most experienced undersea cable service company at a time when Global Crossing is well on its way to completing the largest and best-funded undersea cable network in the world," said Bob Annunziata, Global Crossing's Chief Executive Officer. "As the former head of AT&T Submarine Systems, Bill Carter is the ideal executive to lead this new business segment for Global Crossing and take full advantage of the many opportunities for profitable growth as demand for global bandwidth explodes."
As part of Global Crossing, Global Marine will be able to offer its international telecommunications customers a unique bundle of products that includes transmission and restoration facilities, as well as the cable installation and maintenance services it has traditionally offered.

"This acquisition increases Global Crossing's ability to control the installation and maintenance of our undersea global network, making us even more cost-effective while ensuring the highest quality service to our customers," said Bill Carter. "Global Crossing had expected to spend approximately $80-100 million annually to install and maintain its unmatched undersea network. Prior to the acquisition, these payments would have been made to third parties. The Global Marine division will have the capability to handle Global Crossing's needs, as it continues to serve its existing customer base, which includes nearly all of the world's leading providers of international telecommunications capacity."

Carter continued, "We welcome Dave Foot and his entire team into the Global Crossing family, and look forward to working with them. In addition to its ideal strategic fit with Global Crossing's existing operations, Global Marine is a very attractive business in its own right. As the market for subsea transmission expands, we will have a unique ability to offer our customers a combination of maintenance, installation, and transmission products never before available globally from a single provider. Global Marine's customers can expect the premium levels of service they've always had, as well as access to new services."

"I am very excited to become a part of Global Crossing, a world-class company that has the vision and capital necessary to realize Global Marine's substantial growth potential in the years ahead," added Dave Foot. "Together we will have the opportunity to provide an unmatched scope of services to our customers on a global scale."

Global Crossing will finance the acquisition with committed bank financing and cash on hand. The acquisition is expected to be immediately accretive to cash flow. The transaction, which is expected to be completed within 60 days, is subject to certain regulatory and other approvals.

Chase Securities Inc. acted as financial advisor and Simpson Thacher & Bartlett acted as legal advisor to Global Crossing.

About Global Crossing

Global Crossing is building and operating the world's most advanced global IP-based fiber optic platform for data, voice, video and Internet transmissions. The Global Crossing Network will span four continents and address 80% of the world's international traffic. Global Crossing's operations are headquartered in Hamilton, Bermuda, with offices in Los Angeles, New York City, Morristown, New Jersey, San Francisco, Miami, London, Amsterdam, and Buenos Aires.
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Statements made in this press release that state the company's or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward- looking statements. Information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the company's filings with the Securities and Exchange Commission (SEC). Copies of these filings may be obtained by contacting the company or the SEC.